Exhibit 23-b

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of AT&T Inc. of our report dated June 26, 2008 relating to the financial statements and the supplemental schedule of the BellSouth Savings and Security Plan appearing in the Annual Report on Form 11-K for the year ended December 31, 2007.

/s/ McConnell & Jones LLP
McConnell & Jones LLP
Houston, Texas
October 14, 2009